'     For Immediate Release

Lincoln Financial Reports 2025 Fourth Quarter and Full Year Results
____________________________________

Radnor, PA, February 12, 2026: Lincoln Financial (NYSE: LNC) today reported financial results for the fourth quarter and full year ended December 31, 2025.
•Strong fourth quarter performance capped a year of sustained momentum, with balanced growth and broad-based execution across all business segments.
•Fourth quarter net income available to common stockholders was $745 million, or $3.80 per diluted share.
•Fourth quarter adjusted operating income available to common stockholders was $434 million, or $2.21 per diluted share.
◦The difference between net income and adjusted operating income was primarily attributable to the non-economic impact of changes in market risk benefits.
•Holding company available liquidity increased to $655 million at year-end, net of prefunding amounts.

"Fourth-quarter results reflected continued broad-based momentum and strong execution against our strategic priorities. Each of our businesses contributed meaningfully to our performance, supported by disciplined capital management, improving profitability, and an increasingly efficient operating model," said Ellen Cooper, Chairman, President and CEO of Lincoln Financial. "Life Insurance reported significant year-over-year earnings improvement driven by improved mortality and higher investment returns. Group Protection delivered premium growth across all products and segments, reflecting the benefits of strong persistency and disciplined pricing. Both Annuities and Retirement Plan Services reported earnings growth compared to the prior-year quarter driven by record-high account balances.

"We have made significant progress building a more resilient foundation, establishing the capabilities to deliver more consistent performance today and over time. We are focused on products and segments aligned with our strategic and financial objectives, leveraging franchise strengths and competitive advantages, while maintaining a balanced approach to growth, profitability, and capital flexibility to support sustained shareholder value over time."

Business Highlights

Our 2025 fourth quarter performance capped a year of broad-based momentum, resulting in each business making significant progress against their respective priorities.

Retail Solutions

•Annuities delivered operating income of $311 million, up 3% compared to the prior-year quarter, driven by favorable equity markets and favorable mortality experience, partially offset by outflows and higher net G&A expenses. Annuities recorded $175 billion in ending account balances, net of reinsurance, a record high, and sales of $4.9 billion, up 33% year over year. Spread-based products accounted for nearly two-thirds of total sales in the quarter, reflecting continued focus on driving profitable sales growth and expanding the spread-based business mix.

•Life Insurance delivered operating income of $77 million, a $92 million increase from the prior-year quarter, driven by improved mortality and strong alternative investment income. Annualized alternative investment income returns were 11.9%, which is about 2% higher than our annual target. Total sales were $142 million, up 19% compared to the prior-year quarter, as sales of accumulation products continued to drive growth.

Workplace Solutions

•Group Protection delivered operating income of $109 million, compared to $107 million in the prior-year quarter, as favorable disability results were partially offset by life experience more in line with expectations as compared to favorability reported in the fourth quarter of 2024. Premiums were 8% higher year over year, resulting from strong sales and persistency over the past year while executing our pricing strategy. Sales of $391 million were 16% lower year over year, compared to the fourth-quarter sales record achieved in 2024.

•Retirement Plan Services reported operating income of $46 million in the quarter, up 7% year over year, driven by spread expansion and favorable equity markets, partially offset by outflows and higher net G&A expenses. Net outflows were $1.0 billion, compared to $0.7 billion in the prior-year quarter, partially due to participant withdrawals. Total deposits were $3.9 billion in the quarter, up 13% over the prior-year quarter, with first-year sales of $1.7 billion up 32% year over year.

Earnings Summary

(in millions, except per share data)	For the Three Months Ended		For the Twelve Months Ended
	12/31/24	12/31/25	12/31/24	12/31/25
Net income (loss)	$1,686	$754	$3,275	$1,177
Net income (loss) available to common stockholders — diluted	1,675	745	3,187	1,086
Net income (loss) per diluted share available to common stockholders	$9.63	$3.80	$18.41	$5.83
Adjusted income (loss) from operations	343	445	1,315	1,628
Adjusted income (loss) from operations available to common stockholders	332	434	1,224	1,537
Adjusted income (loss) from operations per diluted share available to common stockholders	$1.91	$2.21	$7.07	$8.23

Reconciliation of Net Income (Loss) to Adjusted Income (Loss) from Operations(1)

(in millions)	For the Three Months Ended		For the Twelve Months Ended
	12/31/24	12/31/25	12/31/24	12/31/25
Net income (loss) available to common stockholders — diluted	$1,675	$745	$3,187	$1,086
Less:
Preferred stock dividends declared	(11)	(11)	(91)	(91)
Adjustment for deferred units of LNC stock in our deferred compensation plans	—	2	3	—
Net income (loss)	1,686	754	3,275	1,177
Less:
Net annuity product features, pre-tax(1)	1,187	515	2,508	238
Net life insurance product features, pre-tax	46	(5)	(207)	(42)
Credit loss-related adjustments, pre-tax	(28)	(43)	(152)	(134)
Investment gains (losses), pre-tax	(67)	(101)	(483)	(319)
Changes in the fair value of reinsurance-related embedded derivatives,
trading securities and certain mortgage loans, pre-tax(1)	587	65	535	(201)
Gains (losses) on other non-financial assets, pre-tax(1)	—	(14)	582	(14)
Other items, pre-tax(1)	(32)	(27)	(270)	(92)
Income tax benefit (expense) related to the above pre-tax items	(350)	(81)	(553)	113
Adjusted income (loss) from operations	$343	$445	$1,315	$1,628
Adjusted income (loss) from operations available to common stockholders	$332	$434	$1,224	$1,537

(1) Refer to the full reconciliation at the back of this release for footnotes.

Variable Investment Income

Alternative Investment Income, after-tax(1)	For the Three Months Ended					For the Twelve Months Ended
(in millions)	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25	12/31/24	12/31/25
Annuities	$3	$2	$3	$2	$3	$9	$10
Life Insurance	76	55	74	75	90	233	294
Group Protection	1	1	1	2	2	4	6
Retirement Plan Services	2	1	2	1	3	5	7
Other Operations	1	—	—	—	—	1	—
Consolidated	$83	$59	$80	$80	$98	$252	$317

(1) Excludes alternative investment income on investments supporting our modified coinsurance and coinsurance with funds withheld agreements as we have limited economic interest in those investments.

Prepayment Income, after-tax	For the Three Months Ended					For the Twelve Months Ended
(in millions)	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25	12/31/24	12/31/25
Annuities	$2	$—	$3	$3	$5	$3	$11
Life Insurance	1	1	—	1	1	6	3
Group Protection	1	—	1	—	—	2	1
Retirement Plan Services	1	—	—	1	1	2	2
Other Operations	—	—	—	—	—	—	—
Consolidated	$5	$1	$4	$5	$7	$13	$17

Items Impacting Segment and Other Operations Results

	For the Three Months Ended December 31, 2025
(in millions, after-tax)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
Alternative investment income compared to return target(1)	$1	$14	$—	$1	$—
Prepayment income(2)	5	1	—	1	—
Annual assumption review	—	—	—	—	—
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$6	$15	$—	$2	$—

	For the Three Months Ended December 31, 2024
(in millions, after-tax)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
Alternative investment income compared to return target(1)	$—	$7	$—	$—	$1
Prepayment income(2)	2	1	1	1	—
Annual assumption review	—	—	—	—	—
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$2	$8	$1	$1	$1

(1) Alternative investment income comparison to return target assumes a 10% annual return on the alternative investment portfolio.
(2) Prepayment income is actual income reported in the quarter.

Capital and Liquidity

	As of or For the Three Months Ended
(in millions, except percent and per share data)	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25
Holding company available liquidity(1)	$763	$466	$466	$461	$1,055
Holding company available liquidity, net of prefunding	$463	$466	$466	$461	$655
RBC ratio(2)	>420%	>420%	>420%	>420%	>420%
Book value per share (BVPS), including AOCI	$42.60	$41.96	$44.91	$49.56	$51.88
Book value per share, excluding AOCI(3)	$72.06	$67.04	$67.95	$69.66	$73.10
Adjusted book value per share(3)	$72.34	$73.19	$72.77	$74.23	$76.33

(1) Holding company available liquidity presented as of 12/31/24 includes the $300 million prefunding of a 2025 maturity and 12/31/25 includes the $400 million prefunding of a 2026 maturity.
(2) The RBC ratio is calculated annually as of December 31, but is reported in the March statutory reporting, and as such, the quarterly ratios presented for 3/31/25, 6/30/25, 9/30/25 and 12/31/25 are considered estimates based on information known at the time of reporting.
(3) Refer to the reconciliation to book value per share, including AOCI, at the back of this release.

Annuities

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25	Change	12/31/24	12/31/25	Change
Total operating revenues	$1,223	$1,198	$1,214	$1,270	$1,308	7.0%	$4,896	$4,990	1.9%
Total operating expenses	864	858	876	902	939	8.7%	3,508	3,575	1.9%
Income (loss) from operations before taxes	359	340	338	368	369	2.8%	1,388	1,415	1.9%
Federal income tax expense (benefit)	56	50	51	58	58	3.6%	228	217	(4.8)%
Income (loss) from operations	$303	$290	$287	$310	$311	2.6%	$1,160	$1,198	3.3%
Income (loss) from operations, excluding impact of annual assumption review	$303	$290	$287	$318	$311	2.6%	$1,159	$1,206	4.1%
Total sales	$3,689	$3,789	$4,019	$4,467	$4,889	32.5%	$13,727	$17,163	25.0%
Net flows	$(1,891)	$(1,676)	$(1,162)	$(1,143)	$(1,227)	35.1%	$(6,475)	$(5,208)	19.6%
Average account balances, net of reinsurance	$165,424	$163,688	$159,806	$170,318	$174,668	5.6%	$160,032	$167,291	4.5%
Return on average account balances (bps)	73	71	72	73	71		72	72
Return on average account balances (bps), excluding impact of annual assumption review	73	71	72	75	71		72	72

•Income from operations was $311 million for the fourth quarter, compared to $303 million in the prior-year quarter, driven by favorable equity markets and favorable mortality experience, partially offset by traditional variable annuity outflows and higher net G&A expenses.
•Total sales were $4.9 billion in the quarter, increasing 33% compared to the prior year. Spread-based products comprised nearly two-thirds of total sales.
•Net outflows were approximately $1.2 billion in the quarter, compared to net outflows of $1.9 billion in the prior-year quarter, driven by stronger sales.

•Average account balances, net of reinsurance, were $175 billion, increasing 6% over the prior-year quarter, reflecting growth across spread-based products and 100% retention of fixed annuity sales.

Life Insurance

(in millions)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25	Change	12/31/24	12/31/25	Change

Total operating revenues	$1,608	$1,587	$1,602	$1,610	$1,643	2.2%	$6,248	$6,442	3.1%
Total operating expenses	1,634	1,619	1,568	1,586	1,555	(4.8)%	6,353	6,328	(0.4)%
Income (loss) from operations before taxes	(26)	(32)	34	24	88	NM	(105)	114	208.6%
Federal income tax expense (benefit)	(11)	(16)	2	(1)	11	200.0%	(42)	(3)	92.9%
Income (loss) from operations	$(15)	$(16)	$32	$25	$77	NM	$(63)	$117	285.7%
Income (loss) from operations, excluding impact of annual assumption review	$(15)	$(16)	$32	$54	$77	NM	$(71)	$146	305.6%
Average account balances, net of reinsurance	$44,746	$44,390	$45,147	$47,503	$49,150	9.8%	$43,578	$46,547	6.8%
Total sales	$119	$97	$121	$298	$142	19.3%	$438	$657	50.0%

•Income from operations was $77 million, compared to a loss of $15 million in the prior-year quarter. The year-over-year improvement was driven by improved mortality and strong alternative investment income.
•Total sales were $142 million, up 19% compared to the prior-year quarter, as sales of accumulation products continued to drive growth.
•Average account balances, net of reinsurance, were $49 billion, up 10% versus the prior-year quarter.

Group Protection

(in millions, except margin data)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25	Change	12/31/24	12/31/25	Change
Total operating revenues	$1,418	$1,521	$1,538	$1,507	$1,535	8.3%	$5,717	$6,102	6.7%
Total operating expenses	1,282	1,393	1,319	1,319	1,397	9.0%	5,179	5,429	4.8%
Income (loss) from operations before taxes	136	128	219	188	138	1.5%	538	673	25.1%
Federal income tax expense (benefit)	29	27	46	39	29	0.0%	113	141	24.8%
Income (loss) from operations	$107	$101	$173	$149	$109	1.9%	$425	$532	25.2%
Income (loss) from operations, excluding impact of annual assumption review	$107	$101	$173	$110	$109	1.9%	$426	$493	15.7%
Insurance premiums	$1,274	$1,371	$1,386	$1,352	$1,380	8.3%	$5,145	$5,490	6.7%
Total sales	$467	$157	$187	$116	$391	(16.3)%	$856	$851	(0.6)%
Total loss ratio	71.0%	72.4%	65.9%	68.3%	71.4%		71.9%	69.5%
Total loss ratio, excluding the impact of the annual assumption review	71.0%	72.4%	65.9%	72.2%	71.4%		71.8%	70.5%
Operating margin(1)	8.4%	7.4%	12.5%	11.0%	7.9%		8.3%	9.7%
Operating margin, excluding the impact of annual assumption review	8.4%	7.4%	12.5%	8.1%	7.9%		8.3%	9.0%

(1) Operating margin is calculated by dividing income (loss) from operations by insurance premiums.

•Income from operations was $109 million in the quarter, 2% higher than the prior-year quarter as favorable long-term disability results were partially offset by life experience more in line with expectations as compared to favorability reported in the fourth quarter of 2024.
•Operating margin was 7.9%, 50 basis points lower than the prior-year quarter, and the total loss ratio increased 40 basis points to 71.4%, driven by life experience more in line with expectations as compared to favorability reported in the fourth quarter of 2024.
•Insurance premiums were $1.4 billion in the quarter, increasing 8% year over year, due to strong sales and persistency over the past year while executing our pricing strategy.
•Sales decreased 16% year over year, compared to the fourth-quarter sales record achieved in 2024.

Retirement Plan Services

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25	Change	12/31/24	12/31/25	Change
Total operating revenues	$337	$327	$331	$343	$352	4.5%	$1,321	$1,353	2.4%
Total operating expenses	288	289	289	290	298	3.5%	1,135	1,165	2.6%
Income (loss) from operations before taxes	49	38	42	53	54	10.2%	186	188	1.1%
Federal income tax expense (benefit)	6	4	5	7	8	33.3%	23	25	8.7%
Income (loss) from operations	$43	$34	$37	$46	$46	7.0%	$163	$163	0.0%

Deposits	$3,473	$4,115	$3,594	$5,008	$3,939	13.4%	$14,738	$16,656	13.0%
Net flows	$(732)	$(2,184)	$(585)	$755	$(998)	(36.3)%	$112	$(3,012)	NM
Average account balances	$113,711	$113,075	$111,734	$119,259	$123,533	8.6%	$108,259	$117,073	8.1%
Return on average account balances (bps)	15	12	13	15	15		15	14

•Income from operations was $46 million in the quarter, up 7% compared to the prior year, primarily resulting from spread expansion and favorable equity markets, partially offset by outflows and higher net G&A expenses.
•Net outflows were $1.0 billion, compared to $0.7 billion in the prior-year quarter, partially due to participant withdrawals.
•Total deposits were $3.9 billion, up 13% over the prior-year quarter. First-year sales of $1.7 billion were up 32% year over year.
•Average account balances were $124 billion, increasing 9% from the prior year, driven by favorable equity markets.

Other Operations

(in millions)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25	Change	12/31/24	12/31/25	Change
Total operating revenues	$42	$52	$41	$50	$56	33.3%	$160	$198	23.8%
Total operating expenses	160	164	157	177	181	13.1%	626	679	8.5%
Income (loss) from operations before taxes	(118)	(112)	(116)	(127)	(125)	(5.9)%	(466)	(481)	(3.2)%
Federal income tax expense (benefit)	(23)	(17)	(25)	(28)	(27)	(17.4)%	(96)	(99)	(3.1)%
Income (loss) from operations(1)	$(95)	$(95)	$(91)	$(99)	$(98)	(3.2)%	$(370)	$(382)	(3.2)%

(1) Income (loss) from operations does not include preferred dividends.

Unrealized Gains and Losses

The company reported a net unrealized loss of $7.9 billion (pre-tax) on its available-for-sale securities as of December 31, 2025, compared to a net unrealized loss of $10.3 billion (pre-tax) as of December 31, 2024. The year-over-year decrease was primarily due to lower Treasury rates.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, and book value per share including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s fourth quarter 2025 statistical supplement and fourth quarter 2025 earnings supplement, which are available in the investor relations section of its website http://www.lincolnfinancial.com/investor.

Conference Call Information

Lincoln Financial will discuss the company’s fourth quarter results with the investment community in a call beginning at 8:00 a.m. Eastern Time on Thursday, February 12, 2026.

The call will be broadcast live through the company’s website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the call to download and install any necessary streaming media software. A replay of the call will be available by 10:30 a.m. Eastern Time on February 12, 2026, at www.lincolnfinancial.com/webcast.

About Lincoln Financial
Lincoln Financial helps people confidently plan for their vision of a successful financial future. As of December 31, 2025, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of December 31, 2025, the company had $349 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, PA., Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:
	John Muething	Karyn Baldwin
	Investor Relations	Media Relations
	John.Muething@LFG.com	Media@LFG.com

Non-GAAP Measures

Management believes that the use of the non-GAAP financial measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders (or adjusted operating income (loss)) and adjusted income (loss) from operations per diluted share available to common stockholders is helpful to investors in evaluating the company’s performance.

Management believes that excluding the following items from adjusted income (loss) from operations enhances understanding of the underlying trends and long-term performance of the company’s business. Management excludes “net annuity product features” as this adjustment primarily represents the difference between the valuation of reserves and the valuation of derivatives utilized for hedging our variable annuity and indexed annuity products, which can fluctuate significantly from period to period based on changes in equity markets and interest rates. This difference is due to the hedge focus on managing risks to statutory capital as opposed to the GAAP reserves. Management excludes “net life insurance product features” for similar reasons. In addition, management excludes “credit loss-related adjustments” and “investment gains (losses)” as the timing of changes in allowances or sales of credit-impaired investments depends largely on market credit cycles and can vary considerably from period to period and the timing of other sales of investments that would result in gains or losses is driven by market conditions, including interest rates, and other factors. Management excludes “changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans” as this adjustment represents the economics of investments in underlying funds withheld portfolios supporting reinsurance agreements that have been transferred to third-party reinsurers, which is not indicative of our ongoing results.

Finally, management excludes from adjusted income (loss) from operations certain additional items (as set forth in the definition below) that are not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management believes excluding these items better explains the results of the company’s ongoing businesses in a manner that allows for enhanced understanding of underlying trends, company performance and business fundamentals.

Management also believes that the use of the non-GAAP financial measures book value per share, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Supplements for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: http://www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the following items, as applicable:

•Items related to annuity product features, which include changes in market risk benefits (“MRBs”), changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits, and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products (collectively, “net annuity product features”);
•Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);
•Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•Changes in the fair value of equity securities and certain other investments, the impact of certain derivatives, and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);
•Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);
•Income (loss) from the initial adoption of new accounting standards, accounting policy changes and new regulations, including changes in tax law;
•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets;
•Income (loss) from discontinued operations;
•Other items, which include the following: certain legal and regulatory accruals; severance expense related to initiatives that realign the workforce; transaction, integration and other costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business, and certain other corporate initiatives; mark-to-market adjustment related to the LNC stock component of our deferred compensation plans (“deferred compensation mark-to-market adjustment”); gains (losses) on modification or early extinguishment of debt; and impacts from settlement or curtailment of defined benefit obligations; and
•Income tax benefit (expense) related to the above pre-tax items, including the effect of tax adjustments such as changes to deferred tax valuation allowances.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
•Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock, changes in MRBs, guaranteed living benefit (“GLB”) and guaranteed death benefit (“GDB”) hedge instruments gains (losses), and the difference between amounts recognized in net income (loss) on reinsurance-related embedded derivatives and the underlying asset portfolios (“reinsurance-related embedded derivatives and portfolio gains (losses)”) by (b) common shares outstanding.
•Book value per share is the most directly comparable GAAP measure.

Other Definitions

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Sales

Sales as reported consist of the following:
•Annuities and Retirement Plan Services – deposits from new and existing customers;
•Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•MoneyGuard® linked-benefit products – MoneyGuard® (UL) and MoneyGuard Market Advantage® (VUL), 150% of commissionable premiums;
•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;
•Term – 100% of annualized first-year premiums; and
•Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation
Reconciliation of Net Income (Loss) to Adjusted Income (Loss) from Operations and
Average Stockholders' Equity to Adjusted Average Stockholders' Equity

	For the		For the
(in millions, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net Income (Loss) Available to Common
Stockholders – Diluted	$745	$1,675	$1,086	$3,187
Less:
Preferred stock dividends declared	(11)	(11)	(91)	(91)
Adjustment for deferred units of LNC stock in our
deferred compensation plans	2	—	—	3
Net Income (Loss)	754	1,686	1,177	3,275
Less:
Net annuity product features, pre-tax (1)	515	1,187	238	2,508
Net life insurance product features, pre-tax	(5)	46	(42)	(207)
Credit loss-related adjustments, pre-tax	(43)	(28)	(134)	(152)
Investment gains (losses), pre-tax	(101)	(67)	(319)	(483)
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and certain
mortgage loans, pre-tax (2)	65	587	(201)	535
Gains (losses) on other non-financial assets, pre-tax (3)	(14)	—	(14)	582
Other items, pre-tax (4)(5)(6)(7)(8)	(27)	(32)	(92)	(270)
Income tax benefit (expense) related
to the above pre-tax items	(81)	(350)	113	(553)
Total adjustments	309	1,343	(451)	1,960
Adjusted Income (Loss) from Operations	$445	$343	$1,628	$1,315
Add:
Preferred stock dividends declared	(11)	(11)	(91)	(91)
Adjusted Income (Loss) from Operations Available to Common Stockholders	$434	$332	$1,537	$1,224

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$3.80	$9.63	$5.83	$18.41
Adjusted income (loss) from operations	2.21	1.91	8.23	7.07

Stockholders’ Equity, Average
Stockholders' equity	$10,679	$8,641	$9,445	$8,022
Less:
Preferred stock	986	986	986	986
AOCI	(3,948)	(3,860)	(4,271)	(3,815)
Stockholders’ equity, excluding AOCI and preferred stock	13,641	11,515	12,730	10,851
Changes in MRBs	3,283	2,656	2,859	2,380
GLB and GDB hedge instruments gains (losses)	(3,759)	(2,913)	(3,434)	(2,695)
Reinsurance-related embedded derivatives and portfolio gains (losses)	(270)	(396)	(220)	(445)
Adjusted average stockholders' equity	$14,387	$12,168	$13,525	$11,611

(1)    For the three months ended December 31, 2025 and 2024, includes changes in MRBs of $374 million and $1,282 million, respectively; changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits of $44 million and $(212) million, respectively; and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products of $97 million and $117 million, respectively. For the twelve months ended December 31, 2025 and 2024, includes changes in MRBs of $341 million and $2,637 million, respectively; changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits of $(263) million and $(561) million, respectively; and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products of $160 million and $432 million, respectively.
(2)    Includes primarily changes in the fair value of the embedded derivative related to the fourth quarter 2023 reinsurance transaction.
(3)    For the three months ended December 31, 2025, represents impairment of long-lived assets. For the twelve months ended December 31, 2024, relates to the sale of our wealth management business, which provided approximately $650 million of statutory capital benefit.

(4)    For the three months ended December 31, 2025, includes certain regulatory accruals of $2 million; for the three months ended December 31, 2024, includes certain legal accruals of $(15) million and regulatory accruals of $(12) million related to estimated state guaranty fund assessments net of estimated state premium tax recoveries; for the twelve months ended December 31, 2025, Includes certain legal accruals of $(9) million and regulatory accruals of $2 million; and for the twelve months ended December 31, 2024, includes certain legal accruals of $(129) million, primarily attributable to a first quarter 2024 accrual related to the settlement of cost of insurance litigation, and regulatory accruals of $(12) million.
(5)    Includes severance expense related to initiatives to realign the workforce of $(11) million and $(2) million for the three months ended December 31, 2025 and 2024, respectively, and $(24) million and $(74) million for the twelve months ended December 31, 2025 and 2024, respectively.
(6)    Includes transaction, integration and other costs related to mergers, acquisitions, divestitures and certain other corporate initiatives consisting of $(5) million related to the sale of our wealth management business and $(3) million related to the Bain Capital transaction for the three months ended December 31, 2025; $(1) million related to the sale of our wealth management business for the three months ended December 31, 2024; for the twelve months ended December 31, 2025 includes $(55) million of transaction costs related to restructuring certain captive reinsurance subsidiaries, $(25) million related to the sale of our wealth management business, $(22) million related to Life Insurance segment persistency optimization and $(21) million primarily related to the Bain Capital transaction; for the twelve months ended December 31, 2024, includes $(40) million primarily related to the sale of our wealth management business.
(7)    Includes deferred compensation mark-to-market adjustment of $(10) million and $(2) million for the three months ended December 31, 2025 and 2024, respectively, and $(32) million and $(15) million for the twelve months ended December 31, 2025 and 2024, respectively.
(8)    Includes gains on early extinguishment of debt of $94 million for the for the twelve months ended December 31, 2025.

Lincoln National Corporation
Reconciliation of Book Value per Share

	As of the Three Months Ended
	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25
Book Value Per Common Share
Book value per share	$42.60	$41.96	$44.91	$49.56	$51.88
Less:
AOCI	(29.46)	(25.08)	(23.04)	(20.10)	(21.22)
Book value per share, excluding AOCI	72.06	67.04	67.95	69.66	73.10
Less:
Changes in MRBs	18.51	12.42	15.05	16.42	17.94
GLB and GDB hedge instruments gains (losses)	(17.91)	(17.43)	(18.89)	(19.40)	(19.94)
Reinsurance-related embedded derivatives and portfolio gains (losses)	(0.88)	(1.14)	(0.98)	(1.59)	(1.23)
Adjusted book value per share	$72.34	$73.19	$72.77	$74.23	$76.33

Lincoln National Corporation
Digest of Earnings

	For the		For the
(in millions, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Revenues	$4,922	$5,063	$18,212	$18,442

Net Income (Loss)	$754	$1,686	$1,177	$3,275
Preferred stock dividends declared	(11)	(11)	(91)	(91)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	2	—	—	3
Net Income (Loss) Available to Common
Stockholders – Diluted	$745	$1,675	$1,086	$3,187

Net Income (Loss) Per Common Share – Basic	$3.89	$9.80	$5.94	$18.66
Net Income (Loss) Per Common Share – Diluted	$3.80	$9.63	$5.83	$18.41

Average Shares – Basic	191,069,153	170,939,128	182,674,725	170,597,104
Average Shares – Diluted	196,297,852	174,016,536	186,062,087	173,080,425

(1)    We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE
Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business; and our affiliate reinsurance arrangements;
•Changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of existing and emerging rules and regulations relating to privacy, cybersecurity and artificial intelligence (“AI”) that may lead to increased compliance costs, reputation risk and/or changes in business practices, and challenges with properly managing the use of AI that could result in reputational harm, competitive harm and legal liability;
•Continued scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Increasing or sustained higher interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;
•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefits, including riders on certain of our annuity products and secondary guarantees on certain variable universal life insurance products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;
•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention and profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in or failure of the telecommunication, information technology or other operational systems of the company or the third parties on whom we rely or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches in security of such systems;
•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims and adversely affect our businesses and the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.